EXHIBIT 10.57

AMENDMENT NUMBER THREE (3) TO
DATA SERVICES LICENSE AGREEMENT

THIS AMENDMENT NUMBER THREE (3) TO DATA SERVICES LICENSE AGREEMENT (“Agreement”) is entered into as of the 1st day of April, 2008, (“Effective Date”) by and between CARE ADVANTAGE, INC. (“CAI”), having a place of business at 485 C Route One South, Iselin, NJ 08830, and 3M COMPANY, a Delaware Corporation, having a place of business at 575 West Murray Blvd., Murray, UT 84123 (“3M”).

CAI and 3M agree that the above referenced Agreement is amended as follows:

1. Scope of Amendment. Except as amended herein, the Agreement shall remain in full force and effect according to its terms. In case of a conflict between a provision of this Amendment and a provision or provisions of the Agreement, the provision of this Amendment shall control. Except as specifically set forth herein, all terms used in this Amendment shall have the meanings attributed to them in the Agreement.

2. Section 1 - Definitions. Delete the definitions of “3M Software”, “Aggregate Data”, “Patient Specific Data”, and “patient Data” in their entirety and replace with the following:

“3M Software” means 3M’s proprietary Clinical Risk Groups (“CRG”) software, and any Updates thereto.

“Aggregate Data” means data (in either electronic or hard-copy, printed format), for which it is not possible to identify an individual patient and his/her associated CRG assignment.

“Patient Specific Data” or “Patient Data” means data that contains the assignment of a particular CRG to an individual patient’s records such that a particular CRG and a patient-identifying characteristic (including, but not limited to, the patient’s name, medical records umber, social security number, age or sex) can be identified.

“VENDOR Customer” means a Consultant, Employer or Managed Care Plan to whom CAI provides Data Analysis Services using the 3M Software.

3. Section 1 - Definitions. Delete the definitions of APR-DRGs and APR-DRG Grouper Plus in their entirety.

4. Section 2.3 - 3M Software License. Delete paragraph 2.3 in its entirety and replace with the following:

2.3 3M Software License. During the Term of this Agreement, 3M shall deliver one copy of the 3M Software to CAI and hereby grants CAI a nontransferable, nonexclusive license (“License”) to use the 3M Software solely on CAI’s designated Equipment at the installation Site(s), solely and exclusively for the purpose of providing Data Analysis Services as set forth in Sections 2.3.2 to 2.3.4, and to make such copies of the 3M Software as are necessary to secure CAI’s data or which are essential to the operation of the Equipment. All other uses of the 3M Software are specifically prohibited without 3M’s prior written consent, including, but not limited to: (i) making extra copies of the 3M Software or Documents, or any part or portion thereof (except as set forth in Section 2.4 below), (ii) distributing, licensing, sublicensing, leasing, lending, transferring or permitting access to the 3M Software or Documents, or any part or portion thereof, to any third party, (iii) imbedding the 3M Software or Documents, or any part or portion thereof, into any of CAI’s software or software-related documentation for distribution to, or access by, third parties, or (iv) disassembling, reverse-engineering or creating derivative works based upon the 3M Software and (v) using the 3M Software for the benefit of any entity not reported to 3M as a VENDOR Customer. 3M shall consider extending the scope of the license granted herein, on a case-by-case basis, in response to any requests by CAI to use the 3M Software to provide Data Analysis Services to an entity that falls outside of the definition of a Consultant, Employer, or Managed Care Plan in Section 1.

5. Section 2.3 - 3M Software License. Delete paragraph 2.3.1 in its entirety.

6. Section 2.5 - Proprietary Rights Notices. Delete section 2.5 in its entirety and replace with the following:

2.5 Proprietary Rights Notices. CAI shall include on all written reports produced using the output data from the 3M CRG Software the following notice: “This report was produced using data obtained through the use of 3M’s proprietary computer software created, owned and licensed by 3M Company. All copyrights in and to the 3M™ Software are owned by 3M. All rights reserved.”

7. Section 2.7 - Specific Prohibitions. Add Section 2.7 to the Agreement as follows:

2.7 Specific Prohibitions. Except for the limited license set forth in Section 2.3 above, no other right or license is granted to CAI hereunder with respect to the 3M Software and 3M reserves all other rights to itself. Without limiting the foregoing reservation of rights, and for purposes of clarity only, CAI is specifically prohibited from directly or indirectly making or doing any of the following acts with respect to the 3M Software: (i) making any modification to the 3M Software, (ii) making or creating any derivative work based upon the 3M Software, including any translations of the 3M Software from English to a foreign language, (iii) using the clinical logic contained or embodied in the 3M Software for any purpose including, but not limited to, the creation or modification of any product or service (for purposes of this prohibition, clinical logic means the specifications that define diagnosis and procedure codes (including the interrelationships between such codes), lists, logic trees, abbreviations, algorithms and other material for implementing 3m’s proprietary APR DRG Classification System, all of which is proprietary to 3M), or (iv) decompiling, disassembling or reverse-engineering the 3M Software.

2.7.1 Limited Data Interface. The license granted herein only permits CAI to develop or use an interface that communicates or transfers the data output from the 3M Software solely and exclusively to the CAI Software specifically identified above. Nothing herein permits or grants CAI the right to develop or use, for itself or any third party (including CAI Customers) an interface that directly or indirectly communicates or transfers the data output from the 3M Software to any other CAI product.

2.7.2 3M Trademarks. No right, license or permission is currently granted under this Agreement to CAI to use any 3M trademark; provided, however, 3M reserves the right to require CAI upon thirty (30) days advance written notice, to use a 3M-designated trademark in association with the marketing, advertising and distribution of 3M Software and 3M Documentation. Use of a 3M-designated trademark, if and when required by 3M, will be a condition to continued license of the 3M Software and 3M Documentation, under this Agreement, and 3M may terminate this Agreement pursuant to Section 8 upon CAI’s failure or refusal to comply with the obligations of this Section 2.7.2. CAI’s use of a 3M-designated trademark under such circumstances shall be subject to such license terms, quality control obligations and use guidelines, as 3M shall then require. Until such time as 3M may require use of a 3M-designated trademark, 3M shall advise CAI of the content and location of any required attribution or credit line respecting 3M, the 3M Software and Documentation, marketing and sales literature, and the like.

8. Section 5.1 - Fee, Payment. Delete section 5.1 in its entirety and replace with the following:

5.1 Fee, Payment. All fees and payments to 3M herein are denominated in U.S. Dollars. For CAI clients that do not have a license for the 3M Software, CAI shall pay to 3M the Software License Fees for use in Data Analysis Services for the use of the 3M Software calculated and paid in accordance with Exhibit 2 (Managed Care Plans and Integrated Delivery Systems) and Exhibit 4 (Employers) attached hereto. All Data Analysis Fees shall be paid to 3M on a calendar quarterly basis, in U.S. Dollars, no later than thirty (30) days following CAI’s receipt of a quarterly invoice from 3M. CAI’s obligation with respect to the timely payment of the Software License Fee to 3M hereunder shall not be contingent upon CAI’s collection of revenue or settling of internal charges, from Employers or Managed Care Plans and Integrated Delivery Systems, if any, and CAI shall bear all risk of non-payment or slow payment with respect to any such revenue or charges. In addition, 3M may assess a late payment charge at the rate of one percent (1%) per month or the maximum rate permitted by applicable law, whichever is less, on the unpaid amount for each month (or fraction of a month) any payment is late. In addition, if CAI becomes thirty days past due on an undisputed invoice, 3M may, upon written notice to CAI, immediately suspend the Support Services set forth in Section 3.0 until such past due charges are brought current or until this Agreement is terminated for breach as set forth in Section 9.2.

9. Section 5.2 - Statement, Audit. Delete section 5.2 in its entirety and replace with the following:

5.2 Statement, Audit. Within thirty (30) days after the end of March 31, June 30, September 30 and December 31, CAI will provide to 3M a statement that itemizes the identity of each Managed Care Plan and Integrated Delivery System receiving Data Analysis Services, the start and end date on which the agreement under which CAI provides Data Analysis Services to each CAI Customer, client demographics and number of covered lives, and a calculation of the fees for Data Analysis Services due to 3M with sufficient detail to verify such calculation an example of which is attached as Exhibit 5. Such statement shall be delivered to 3M electronically at 3mhisreporting@mmm.com even if no quarterly payment is due. Upon receipt of such statement, 3M shall issue to CAI an invoice in the amount owed by CAI for the applicable quarter, which invoice shall be paid by CAI in accordance with Section 5.1. CAI shall maintain books and records substantiating its payments to 3M hereunder and make such books and records available upon request by 3M and in accordance with the provisions of Section 2.8 of this Agreement.

10. Section 8.1.a - Extended Term and Termination. Add section 8.1a in its entirety:

8.1.a Extended Term and Termination. Subject to 8.2, the parties agree to extend the term of this Agreement for five (5) years effective April 1, 2008 and remain in effect until April 1, 2013 (the “Extended Term”) at which time this Agreement shall renew automatically for successive one year periods unless either party gives the other written notice of termination of this Agreement at least one (1) year prior to the expiration of the Term. Both parties agree to conduct a joint review of the Agreement at least one (1) year prior to the expiration of the Term. It is understood that either party may elect not to renew the Agreement for any reason, or no reason. Notwithstanding the foregoing, but subject to Section 8.2, either party may terminate this Agreement immediately upon the occurrence of any of the following events: (i) the other party fails to cure a breach of this Agreement within thirty (30) days after receiving written notification thereof, (ii) the other party institutes, or has instituted against it, proceedings under bankruptcy or insolvency laws, for corporate reorganization, receivership, dissolution or similar proceedings; (iii) the other party makes a general assignment for the benefit of creditors, or becomes insolvent; or (iv) the other party ceases to conduct business or to conduct the business relevant hereunder.

11. Section 8.3 - Limited Right to Use “As is”. Delete Section 8.3 in its entirety and replace with the following:

8.3 Limited Right to Use “As is”. Should 3M elect not to renew this Agreement pursuant to Section 8.1, CAI shall have the right to continue to use the 3M Software on an “as is” basis, with no warranty nor right to maintenance or support from 3M, for the shorter time period of (i) the current term of CAI’s contract(s) to provide Data Analysis Services to its clients (without any renewal thereof, even if provided for in such contracts(s)), but only for those contracts that are in existence as of the date 3M gives CAI its written notice of non-renewal, or (ii) three (3) years (the “Tail Period”). CAI’s continued use of the 3M Software during the Tail Period is subject to CAI’s compliance with all of its obligations under this Agreement, including the payment of all Fees in accordance with the Exhibit 1 and Exhibit 2. In addition, should 3M elect not to renew this Agreement pursuant to Section 8.1, 3M agrees that it will not, for a period of two (2) years following such termination, solicit any CAI client to license CRG-related software from 3M if such client has a contract for Data Analysis Services in existence with CAI as of the date of termination.

12. EXHIBIT 2 - Software License Fees - Managed Care Plans and Integrated Delivery Systems. Delete EXHIBIT 2 in its entirety and replace with the attached Exhibit 2.

13. EXHIBIT 3 - Software License Fees - Healthcare Providers. Delete EXHIBIT 3 in its entirety.

14. EXHIBIT 4 - Software License Fees - Employers. Delete EXHIBIT 4 in its entirety and replace with the attached EXHIBIT 4.

15. EXHIBIT 5 - Quarterly Statement Format. Add to the Agreement the attached Exhibit 5.

IN WITNESS WHEREOF, the parties’ duly authorized representatives have signed this Agreement.

CARE ADVANTAGE, INC.	3M COMPANY

BY /S/	BY /S/

NAME: Dennis J. Mouras TITLE: CEO DATE: 11/2/2007	NAME: Heather Bertotti TITLE: Contract Manager DATE: May 14, 2007

EXHIBIT 2
Software License Fees

Managed Care Plans and Integrated Delivery Systems

Initial Assessment Fee: (May be applied toward “Annual Data Analysis Service Fees” for CAI clients that commit to an annual agreement.)

CRG Software	$* Per engagement per CAI client (one time project fee for a single CAI client for a maximum of three months.)

Comparative Norms	$* per data set per year (Unlimited use.)

Annual Data Analysis Service Fees (Per CAI client):

CRG Software  Calculated on a per CAI client Per Member Per Month (PMPM)
and paid on a quarterly basis using the following formula:

$* X Total Members X CRG Volume Multiplier

Total Members	CRG Volume Multiplier
100,000 - 1,500,000	*
1,500,001 - 2,000,000	*
2,000,001 - 2,500,000	*
2,500,001 - 3,000,000	*
3,000,001 - 3,500,000	*
3,500,001 - 4,000,000	*
4,000,001 - 4,500,000	*
4,000,001 - 4,500,000	*
Over 5,000,000	*

Although fees are quoted on a PMPM basis, this rate will be available only to those Managed Care Plans or Integrated Delivery Systems (IDSs) agreeing to purchase annual services.

EXHIBIT 4
Software License Fees

Employers or Consultants to Employers

Annual Assessment Fee (Per Employer):

CRG Software      $*

Plus Annual Data Analysis Service Fee:

CRG Software   $* Per Member Per Month

Although fees are quoted on a PMPM basis, this rate will be available only to those Employers or Consultants to Employers committing to an annual agreement. CAI must contact 3M for a fee quotation with respect to any Employer that does not commit to an annual agreement.

EXHIBIT 5
Quarterly Statement Format

Each quarterly report must include the following data elements. A Windows™ Excel spreadsheet will be provided electronically by 3M.

Vendor Name

•    Reporting Period Beginning

•    Reporting Period End

•    Date Report Submitted

•    Vendor Customer Name

•    Vendor Customer Type (Payer, Employer, Etc.)

•    Vendor Customer Street Address

•    Vendor customer City, State, Zip

•    Vendor Customer Actual or Estimated Number of Plan Members

•    Term of Vendor Customer Contract

•    Date of Vendor Customer Contract Cancellation (if applicable)

•    Service Period for Vendor Customer License Fee

•    3M License Fee for Vendor customer Service

•    Comments

AMENDMENT NUMBER TWO (2) TO
DATA SERVICES LICENSE AGREEMENT

THIS AMENDMENT NUMBER TWO (2) TO DATA SERVICES LICENSE AGREEMENT (“Agreement”) is entered into as of the 29th day of October 2004, (“Effective Date”) by and between CARE ADVANTAGE, INC. (“CAI”), having a place of business at 485 C Route One South, Iselin, New Jersey 08830, and 3M COMPANY, a Delaware corporation, having a place of business at 575 West Murray Blvd., Murray, UT 84123 (“3M”).

CAI and 3M agree that the above referenced Agreement is amended as follows:

1. Section 5.1. Section 5.1 of the Agreement is deleted and replaced with the following language:

5.1. Fee, Payment. All fees and payments to 3M herein are denominated in U.S. Dollars. For CAI clients that do not have a license for the 3M Software, CAI shall pay to 3M the Software License Fees for use in Data Analysis Services for the use of the 3M Software calculated and paid in accordance with Exhibit 2 (Managed Care Plans and Integrated Delivery Systems), Exhibit 3 (Healthcare Providers), and Exhibit 4 (Employers) attached here to. If during any contract year of this Agreement the Software License Fees paid by CAI are less than $*, then CAI shall pay 3M the difference between $* and the Software License Fees actually paid during such year (“Minimum Fee”). All Data Analysis Fees shall be paid to 3M on a calendar quarterly basis, in U.S. Dollars, no later than fort-five (45) days following March 31, June 30, September 30, and December 31. The minimum Fee payment, if any, shall be included in the March 31 quarterly payment and up to $* of the Minimum Fee payment may be offset against the following quarterly payment. CAI’s obligation with respect to the timely payment of the Software License Fee to 3M hereunder shall be contingent upon CAI’s collection of revenue, or settling of internal charges, from Managed Care Plans and Non-Managed Care Plans, if any, and CAI shall bear all risk of non-payment or slow payment with respect to any such revenue or charges. In addition, 3M may assess a late payment charge at the rate of one percent (1%) per month or the maximum rate permitted by applicable law, whichever is less, on the unpaid amount for each month (or fraction of a month) any payment is late. In addition, if CAI becomes thirty days past due on an undisputed invoice, 3M may, upon written notice to CAI, immediately suspend the Support Services set forth in Section 3.0 until such past due charges are brought current or until this Agreement is terminated for breach as set forth in Section 9.2.

2. Delete each occurrence of the phrase “Grouper Plus” from the Agreement and all Amendments.

IN WITNESS WHEREOF, the parties’ duly authorized representatives have signed this Agreement.

CARE ADVANTAGE, INC.	3M COMPANY

BY /S/	BY /S/

NAME Dennis J. Mouras TITLE CEO DATE 11/2/2004	NAME Nancy A. Larson TITLE General Manager, Health Information Systems DATE October 29, 2004
Issue Date: 10/29/04 3M Contract No.: 03-0469 Site ID: 2220410

AMENDMENT NUMBER ONE (1) TO
DATA SERVICES LICENSE AGREEMENT

THIS AMENDMENT NUMBER ONE (1) TO DATA SERVICES LICENSE AGREEMENT (“Agreement) is entered into as of the 2nd day of December, 2003, (“Effective Date”) by and between CAREADVANTANGE, INC. (“CAI”), having a place of business at 485 C Route One South, Iselin, New Jersey 08330, and 3M COMPANY, a Delaware corporation, having a place of business at 575 West Murray Blvd., Murray, UT 84157-0900 (“3M”).

CAI and 3M agree that the above referenced Agreement is amended as follows:

1. Scope of Amendment. Except as amended herein, the Agreement shall remain in full force and effect according to its terms. In case of a conflict between a provision of this Amendment and a provision or provisions of the Agreement, the provision of this Amendment shall control. Except as specifically set forth herein, all terms used in this Amendment shall have the meanings attributed to them in the Agreement.

2. Definitions. The following terms either replace terms as originally defined in the Agreement or, where the term was not originally defined in the Agreement, are added to the Agreement.

“Consultant” means an individual, partnership, corporation or other entity that has agreement with CAI for the use or receipt of CAI products and services for purposes of the Consultant’s provision of healthcare-related consulting services to an Employer with respect to only the Employer’s Covered Members.

“Data Analysis Services” means analysis of Employer, Managed Care Plan and Healthcare Providers data by CAI, or Consultants under contract with CAI, through CAI’s use of the 3m Software.

“Employer” means any entity (including but not limited to an employer, union or jointly-administered employer-union fund) that pays for, or reimburses for, the cost of healthcare for its employees, retirees and eligible dependents (collectively referred to as “Covered Members”).

“Managed Care Plan” means any entity (other than an Employer) that pays or reimburses for the provision of health care services to its Members.

3. Section 2.3. Section 2.3 of the Agreement is deleted and replaced with the following language:

2.3 3M Software License. During the Term of this Agreement, 3M shall deliver one copy of the 3M Software to CAI and hereby grants CAI a nontransferable, nonexclusive license (“License”) to use the 3M Software solely on CAI’s designated Equipment a the Installation Site(s), solely and exclusively for the purpose of providing Data Analysis Services as set forth in Sections 2.3.1 to 2.3.4 and to make such copies of the 3M Software as are necessary to secure CAI’s data or which are essential to the operation of the Equipment. All other uses of the 3M Software are specifically prohibited without 3M’s prior written consent, including, but not limited to: (i) making extra copies of the 3M Software or Documents, or any part or portion thereof (except as set forth in Section 2.4 below), (ii) sublicensing, leasing, lending, transferring or permitting access to the 3M Software or Documents, or any part or portion thereof, to any third party, (iii) imbedding the 3M Software or Documents, or any part or portion thereof, into any of CAI’s software or software-based documentation for distribution to, or access by, third parties, or (iv) disassembling, reverse-engineering or creating derivative works based upon the 3M Software. 3M shall consider extending the scope of the license granted herein, on a case-by-case basis, in response to any request by CAI to use the 3M Software to provide Data Analysis Services to an entity that falls outside of the definition of a Consultant, Employer, Managed Care Plan or Healthcare Provider in Section 1.

4. Section 2.3.3. Section 2.3.3 of the Agreement is redesignated Section 2.3.5 and a new Section 2.3.3 is added to the Agreement with the following language:

2.3.3 Data Analysis Services to Employers. CAI may use the 3M Software to generate and provide Aggregate Data, Patient Specific Data and Comparative Norms to Employers with respect to such Employers’ Covered Members via written reports, electronic files, Internet access or otherwise.

5. Section 2.3.4. Section 2.3.4 of the Agreement is redesignated Section 2.3.6 and a new Section 2.3.4 is added to the Agreement with the following language:

2.3.4 Consultants. CAI may use the 3M Software to generate and provide Aggregate Data, Patient Specific Data and Comparative Norms to Consultants, via written reports, electronic files, Internet access or otherwise, for consultants to provide Data Analysis Services to Employers with respect to such Employers’ Covered Members. Nothing herein shall permit CAI to use the 3M Software for purposes of providing Aggregate Data, Patient Specific Data or Comparative Norms to any Consultant who intends to use such information for purposes of providing Data Analysis or other consulting services to any Healthcare Providers, Managed Care Plans or integrated delivery system.

6. Section 5.1. Section 5.1 of the Agreement is deleted and replaced with the following language:

5.1 Fee, Payment. All fees and payments to 3M herein are denominated in U.S. Dollars. For CAI clients that do not have a license for the 3M Software, CAI shall pay to 3M the Software License Fees for use in Data Analysis Services for the use of the 3M Software calculated and paid in accordance with Exhibit 2 (Managed Care Plans and Integrated Delivery Systems), Exhibit 3 (Healthcare Providers), and Exhibit 4 (Employers) attached hereto. If during any contract year of this Agreement the Software License Fees paid by CAI are less than $*, then within thirty (30) days thereafter CAI shall pay 3M the difference between $* and the Software License Fees actually paid during such year. All Data Analysis Fees shall be paid to 3M on a calendar quarterly basis, in U.S. Dollars, no later than forty-five (45) days following March 31, June 30, September 30, and December 31. CAI’s obligation with respect to the timely payment of the Software License Fees to 3M hereunder shall not be contingent upon CAI’s collection of revenue, or settling or internal charges, from Managed Care Plans and Non-Managed Care Plans, if any, and CAI shall bear all risk of non-payment or slow payment with respect to any such revenue or charges. In addition, 3M may assess a late payment charge at the rate of one percent (1%) per month or the maximum rate permitted by applicable law, whichever is less, on the unpaid amount for each month (or fraction of a month) any payment is late. In addition, if CAI becomes thirty days past due on an undisputed invoice, 3M may, upon written notice to CAI, immediately suspend the Support Services set forth in Section 3.0 until such past due charges are brought current or until this Agreement is terminated for breach as set forth in Section 9.2.

7. Exhibit 4. Exhibit 4, attached hereto, is added to the Agreement.

IN WITNESS WHEREOF, the parties’ duly authorized representatives have signed this Agreement.

CAREADVANTAGE, INC.	3M COMPANY

BY /S/	BY /S/

NAME Alan Fontes TITLE Vice President, Client Services DATE 12/12/2003	NAME Nancy Larson TITLE General Manager DATE December 2, 2003

Issue Date: 12/2/03 3M Contract No.: 03-0469

EXHIBIT 4 - SOFTWARE LICENSE FEES

Employers

Annual Assessment Fee (Per Employer Client):

APR-DRG Grouper Plus Software	$*

CRG Software	$*

CRG & APR-DRG Grouper Plus Software	$*

Plus Annual Data Analysis Service Fee:

APR-DRG Grouper Plus	$* per Employer Covered Member per month*

CRG Software	$* per Employer Covered Member per month*

CRG & APR-DRG GP	$* per Employer Covered Member per month*

*Although fees are quoted on a PMPM basis, this rate will be available only to those Employers committing to an annual agreement. Per Member Per Year (PMPY) equals Per Member Per Month (PMPM) times 12 (twelve). CAI must contact 3M for a fee quotation with respect to any Employer that does not commit to an annual agreement.

DATA SERVICES LICENSE AGREEMENT

THIS DATA SERVICES LICENSE AGREEMENT (“Agreement”) is entered into as of the 8th day of April, 2003, (“Effective Date”) by and between CareAdvantage, Inc. (“CAI”), having a place of business at 485 C Route One South, Iselin, New Jersey 08830, and 3M COMPANY, a Delaware corporation, having a place of business at 575 West Murray Boulevard, Murray, UT 84123-4611 (“3M”);

WHEREAS, CAI desires to license and utilize 3M’s proprietary computer software to generate patient-specific and/or aggregate data and/or national, state or regional customized comparative norms for certain internal purposes as set forth herein; and

WHEREAS, 3M is willing to enter into a license agreement with CAI for such purpose;

NOW, THEREFORE, it is agreed by and between the parties as follows:

1. DEFINITIONS

All terms in this Agreement shall have the meanings set forth below:

“3M Software” means 3M’s proprietary CRG and APR-DRG Grouper Plus software designed to incorporate, manipulate and assign the APR-DRGs or CRGs.

“Aggregate Data” means data (in either electronic or hard-copy, printed format), for which it is not possible to identify an individual patient and his/her associated APR-DRG or CRG assignment.

“APR-DRG” means 3M’s proprietary “All Patient Refined-Diagnosis Related Groups.”

“APR-DRG Grouper Plus” means 3M’s proprietary version of APR-DRG software that is to be embedded within another non-3M solution.

“Comparative Norms” means Aggregate Data summarized for one or more states, a region within a state, census track or other grouping of patients. “National Comparative Norms” for more than one state. “State Comparative Norms” are Comparative Norms for a single state, or region within a single state, or census track or other grouping of patients entirely within a single state.

“CRGs” means 3M’s proprietary “Clinical Risk Groups.”

“Data Analysis Services” means CAI’s analysis of Managed Care Plan and Healthcare Provider data by and through the use of the 3M Software.

“Documents” means written reference, operations and/or users manuals and other documents and all revisions thereto, which provide specifications for or instructions for the use of the 3M Software and which are furnished to CAI by 3M.

“Equipment” means the central processing unit(s), any peripheral equipment and all interconnecting cables and wires physically located at the Installation Site(s) which have been approved by 3M for processing the 3M Software or substitute or backup equipment first approved by 3M in writing.

“Installation Site” means the physical location of the Equipment on which the 3M Software shall be installed and used, or any substitute location first approved by 3M in writing. The 3M Software shall be installed at: 485 C Route One South, Iselin, New Jersey 08830.

“Integrated Delivery System” means a Managed Care Plan and Healthcare Provider(s) under common ownership or control.

“Member” means an individual who is entitled to receive health care services under a Managed Care Plan.

“Patient Specific Data” or “Patient Data” means data that contains the assignment of a particular APR-DRG or CRG and a patient-identifying characteristic (including, but not limited to, the patient’s name, medical records number, social security number, age or sex) can be identified.

“Software Installation Date” means the date on which the 3M Software has been installed. Updates to the 3M Software, self-installed by CAI will be deemed to be installed on the Equipment seven (7) days after shipment by 3M.

“Managed Care Plan” means any entity (including but not limited to an employer, union or jointly administered employer-union fund) that pays or reimburses for the provision of health care services to its Members.

“Healthcare Provider” means an individual, partnership, corporation or other entity that is licensed to provide health care services. Examples of Providers include, but are not limited to, hospitals, physicians, surgical centers, clinics, and physician-hospital organizations.

“Update” means an enhancement or modification to the 3M Software which 3M makes generally available to CAI without an additional or increased license fee.

2. SOFTWARE LICENSE AND USE

2.1 Ownership. Title to all copies of the 3M Software and Documents and to all related confidential and proprietary information provided by 3M to CAI, shall be and remain vested in 3M and/or its suppliers. 3M also retains title to all media used to supply 3M Software to CAI. Whenever 3M supplies Updates to CAI, CAI shall return to 3M or destroy all copies of media previously furnished by 3M.

2.2 Initial 3M Software Installation. 3M shall initially install the 3M Software. CAI’s installation options are set forth in Exhibit 1.

2.3 3M Software License.  During the Term of this Agreement, 3M shall deliver one copy of the 3M Software to CAI and hereby grants CAI a nontransferrable, nonexclusive license (“License”) to use the 3M Software solely on CAI’s designated Equipment at the Installation Site(s), solely and exclusively for the purpose of providing Data Analysis Services as set forth in Section 2.3.1 to 2.3.4, and to make such copies of the 3M Software as are necessary to secure CAI’s data or which are essential to the operation of the Equipment. All other uses of the 3M Software are specifically prohibited without 3M’s prior written consent, including, but not limited to: (i) making extra copies of the 3M Software or Documents, or any part or portion thereot (except as set forth in Section 2.4 below), (ii) sublicensing, leasing, lending, transferring or permitting access to the 3M Software or Documents, or any part or portion thereof, to any third party, (iii) imbedding the 3M Software or Documents, or any part or portion thereof, into any of CAI’s software or software-related documentation for distribution to, or access by, third parties, or (iv) disassembling, reverse-engineering or creating derivative works based upon the 3M Software. 3M shall consider extending the scope of the license granted herein, on a case-by-case basis, in response to any request by CAI to use the 3M Software to provide Data Analysis Services to an entity that falls outside of the definition of a Managed Care Plan or Healthcare Provider in Section 1.

2.3.1 Data Analysis Services to Healthcare Providers. Based on fees outlined in Exhibit 3, CAI may use the 3M Software to generate and provide to Healthcare Providers Aggregate Data, Patient Specific Data and Comparative Norms via written reports, electronic files, Internet access or otherwise. This Section shall not apply in any case where Section 2.3.2 would also be applicable.

2.3.2 Data Analysis Services to Managed Care Plans and Integrated Delivery Systems. Based on fees outlined in Exhibit 2, CAI may use the 3M Software to generate and provide to Managed Care Plans and Integrated Delivery Systems Aggregate Data, Patient Specific Data and Comparative Norms via written reports, electronic files, Internet access or otherwise.

2.3.3 Development. CAI may use the 3M Software for CAI’s internal development of its service offerings (including but not limited to processing demonstration data sets through the 3M Software); provided, however, that CAI shall have no right under this Section 2.3.3 to provide Aggregate Data or Patient-Specific Data to any entity.

2.3.4 Marketing.  CAI may use the 3M Software to make demonstrations to potential clients (including but not limited to processing potential clients’ data); provided, however, that CAI shall have no right under this Section 2.3.4 to provide access to the potential client to Aggregate Data or Patient-Specific Data subsequent to the conclusion of the demonstration (via written reports, electronic files, Internet access or otherwise).

2.4 Temporary License For Equipment Malfunction.  During any period of equipment malfunction causing the 3M Software to be inoperative, CAI may use the 3M Software on other equipment; however, CAI shall not remove the 3M Software from the Installation Site without 3M’s written consent, which shall not be unreasonably withheld.

2.5 Proprietary Rights Notices. CAI shall include on all written reports produced using the output data from the 3M APR-DRG Software the following notice: “All copyrights in and to APR-DRGs are owned by 3M. All rights reserved,” CAI shall include on all written reports produced using the output data from the 3M CRG Software the following notice: “All copyrights in and to CRGs are owned by 3M. All rights reserved.”

2.6 Operating Results.  While 3M makes the 3M Software available for CAI’s use, CAI understands and acknowledges that it is solely responsible for all use it makes of the 3M Software. CAI, including its affiliated organizations, bears all risk with respect to any decisions or actions taken, or not taken, based upon CAI’s use of the 3M Software.

3. SUPPORT SERVICES

3.1 Scope of Support Services.  Beginning on the Software Installation Date and continuing throughout the term of this Agreement, 3M shall provide CAI with the following support services (“Support Services”) at no additional charge provided that the Software in use by CAI is the most current or the immediately preceding Update level.

3.1.1 Corrections. 3M shall correct conditions, which cause the 3M Software to fail to perform in substantial accordance with the Documents. CAI shall report all defects to 3M as soon as they come to CAI’s attention and shall summarize the nature of the conditions to 3M in writing.

3.1.2 Updates. 3M shall furnish Updates to the 3M Software.

3.1.3 Telephone Support. 3M shall provide CAI with telephone assistance to support CAI’s use of the 3M Software. Support Services will be available during the hours of 8:00 a.m. to 5:00 p.m. (Mountain Standard Time) Monday through Friday, excluding normal business holidays.

3.2 CAI’s Obligations. To enable 3M to provide Support Services under this Agreement, CAI shall: (i) notify 3M when support is required and report problems to 3M, (ii) allow 3M all necessary access to CAI’s system and the reasonable use of necessary site facilities, utilities, data communications and system resources with ready access at no charge, (iii) when requested by 3M, collect data and other information necessary for 3M to resolve system problems, (iv) maintain the database and program libraries as specified by 3M, (v) obtain any additional reasonable Equipment, updates to third party application software and third party operating system software (as specified by 3M) necessary to make an Update operational, (vi) provide time for installation of all Updates, (vii) perform regular daily backups, and (viii) provide qualified personnel to work with 3M personnel.

3.3 Modification of Support Services. 3M may modify the Support Services offered with respect to the 3M Software by giving CAI ninety (90) days prior written notice.

3.5 CAI’s Obligations With Respect to Updates. Updates are designed to be self-installable. When on-site support for Updates is requested by CAI, 3M reserves the right to charge CAI 3M’s then-current fees (plus travel and per diem) for installation and training in connection with Updates which require 3M personnel to provide support at CAI’s site. CAI agrees to purchase any additional reasonable Equipment, updates to third party application software and third party operating system software (as specified by 3M) that may be required to make an Update operational. 3M will use reasonable efforts to notify CAI of additional charges and/or Equipment necessary to make an Update operational prior to the release of such Update.

3.6 Suspension of 3M’s Obligations, Audit. Upon any breach or alleged breach of this Agreement by CAI for which 3M has given CAI notice and an opportunity to remedy such breach pursuant to Section 8.1, 3M may, at its sole discretion, suspend its performance of any obligation during the remedy period, and such suspension may be in addition to (and not in lieu of) any action 3M may take to terminate the Agreement. Upon thirty (30) days advance notice and nor more than once per calendar year, CAI shall allow 3M, or a third party designated by 3M, to inspect and audit CAI’s books, records and procedures for the purpose of verifying is compliance with its obligations under this Agreement. The cost of such an audit shall be paid for by 3M; provided, however, that CAI shall pay for the expense of the audit if the audit reveals a breach of this Agreement or ten percent (10%) or more underpaid Data Analysis Fees. 3M shall abide by all necessary CAI safety and security policies while conducting an audit.

4. CONFIDENTIAL INFORMATION, TRADENAMES AND COPYRIGHTS

4.1 CAI Obligations. CAI acknowledges that the 3M Software and the Documents contain information that is confidential and proprietary to 3M (“3M Information”). CAI agrees to treat all 3M Information as confidential, to require its employees and all other individuals who CAI permits access to the 3M Software or the Documents pursuant to 2.0 to comply with this Section 4.1, and otherwise protect the 3M information with the same degree of care as it applies to protect its own proprietary information, but never less than a reasonable degree of care. The obligations of this Section 4.1 shall not apply to any 3M Information which is public information on the date this Agreement is completely executed, or becomes public information subsequent to such date through acts not attributable to CAI in breach of the Agreement, or to the extent that CAI independently develops similar information without reference to or use of the 3M Information, or is received from another source without any restriction on use or disclosure. The existence of a copyright notice shall not cause or be construed to cause the 3M Software or the Documents to be a published copyrighted work or to be public information or in the public domain. CAI shall not remove the trademarks, trade names or any notice of 3M or 3M’s suppliers from any Equipment, Software, Documents or other materials delivered to CAI pursuant to this Agreement, and will cause them to appear on all copies made by CAI pursuant to Section 2.0.

4.2 3M Obligations.

4.2.1 CAI Operational Information. 3M acknowledges that it may become aware of or come into possession of CAI’s confidential or proprietary information (“CAI”) during the performance of this Agreement. 3M shall not copy any such information without CAI’s prior written approval and shall return to CAI or destroy all CAI Information to CAI upon termination or expiration of this Agreement. CAI Information shall include, without limitation, CAI’s computer programs and code, business plans, and provider information, financial records, health plan relationships, acquisition plans, and product licensing plans. 3M shall not disclose said CAI Information, without CAI’s prior written permission, to third parties outside 3M’s organization. 3M further agrees that it will not disclose CAI Information to anyone within its organization other than those individuals who: (a) need the information for 3M to provide the Support Services; and (b) have been informed of 3M’s obligation under this Agreement. 3M shall not, without CAI’s prior written permission, use any of CAI Information for any purpose, other than discussions or business dealings with CAI. CAI Information does not include information that is; (a) independently developed by 3M without the benefit of CAI’s disclosure; (b) already known by 3M at the time of CAI’s disclosure; (c) rightfully received by 3M from a third party; (d) becomes public knowledge without the wrongful act or breach of this Agreement by 3M or a third party; or (e) is approved for release by CAI’s written authorization.

4.2.2 Protected Health Information. To the extent required by the Health Insurance Portability and Accountability Act of 1996, or “HIPPA,” and the regulations promulgated thereunder, 3M agrees that, with respect to protected health information (“PHI”) it will:

(1)	not use or further disclose PHI other than as permitted or required in the performance of this Agreement, or as required by law;

(2)	use appropriate safeguards to prevent use or disclosure of PHI other than as provided for in this Agreement;

(3)	report to CAI any use or disclosure of PHI provided for in this Agreement of which 3M becomes aware;

(4)	ensure that any subcontractors or agent to whom 3M provides PHI received from CAI agree to the same restrictions and conditions that apply to 3M with respect to PHI;

(5)	make available PHI in accordance with applicable law;

(6)	incorporate any amendments or corrections to PHI when notified pursuant to applicable law;

(7)	make available the information required to provide an accounting of disclosures pursuant to applicable law;

(8)
make 3M’s internal practices, books, and records relating to the use and disclosure of PHI received from CAI available to CAI and the Secretary of the United States Department of Health and Human Services for purposes of determining CAI’s compliance with applicable laws; and

(9)
at termination of this Agreement, return or destroy all PHI received from CAI that 3M still maintains in any form and retain no copies thereof. If the return or destruction of all PHI is not feasible, then the provisions of this Section 4.2.2 shall continue to apply to such PHI.

5. COMPENSATION

5.1 Fee, Payment. All fees and payments to 3M herein are denominated in U.S. Dollars. CAI shall pay to 3M the Software License Fees for use in Data Analysis Services for the use of the 3M Software calculated and paid in accordance with Exhibits 2 (Managed Care Plans and Integrated Delivery Systems) and 3 (Healthcare Providers) attached hereto. I in the first six months of any year of this Agreement the Software License Fees paid by CAI are less than $*, then within thirty (30) days thereafter CAI shall pay 3M the difference between $* and the Software License Fees actually paid for such six month period, which amount shall be credited against Software License Fees otherwise payable for the remainder of such year. All Data Analysis Fees shall be paid to 3M on a calendar quarterly basis, in U.S. Dollars, no later than forty-five (45) days following March 31, June 30, September 30, and December 31. CAI’s obligation with respect to the timely payment of the Software License Fee to 3M hereunder shall not be contingent upon CAI’s collection of revenue, or settling of internal charges, from Managed Care Plans and Non-Managed Care Plans, if any, and CAI shall bear all risk of non-payment or slow payment with respect to any such revenue or charges. In addition, 3M may assess a late payment charge at the rate of one percent (1%) per month or the maximum rate permitted by applicable law, whichever is less, on the unpaid amount for each months (or fraction of a month) any payment is late. In addition, if CAI becomes thirty days past due on an undisputed invoice, 3M may, upon written notice to CAI, immediately suspend the Support Services set forth in Section 3.0 until such past due charges are brought current or until this Agreement is terminated for breach as set forth in Section 9.2.

5.2 Statement, Audit. A statement that itemizes the identity of each Managed Care Plan and/or Healthcare Provider receiving Data Analysis Services and a calculation of the Software License Fee due to 3M shall accompany each Software License Fee payment to 3M pursuant to Section 5.1. CAI shall maintain books and records substantiating its payments to 3M hereunder.

5.3 Taxes. In addition to the charges and fees specified herein, CAI shall pay or reimburse 3M for all taxes, customs duties and amounts levied instead of taxes resulting from this Agreement, except for personal property taxes on the 3M Software and taxes based on 3M’s net income and net worth. If CAI is exempt from any taxes, CAI shall certify such exemption in a form satisfactory to 3M.

6. WARRANTIES AND REPRESENTATIONS

6.1 Authority. 3M represents and warrants to CAI that, during the term of this Agreement and any renewal thereof, it has and will have full power and authority to enter into this Agreement and perform hereunder; and that such entry and performance does not and will not violate any rights of any third party.

6.2 Noninfringement. 3M further represents and warrants to CAI that, during the term of this Agreement and any renewal thereof, 3M Software and Documents do not infringe any patent, copyright, trademark or trade secret rights of any third party. CAI shall immediately notify 3M of any infringement claim and provide 3M with a copy of any pleadings. The selection of counsel, the conduct of the defense of any lawsuit and any settlement shall be within the sole control of 3M, and at 3M’s expense. 3M also agrees to indemnify and hold CAI harmless from any settlement negotiated by 3M, or any damages or expenses (including attorney’s fees) actually and finally awarded against CAI in any lawsuit arising out of or related to 3M’s alleged infringement of a third party’s intellectual property rights. 3M may, at its option and expense, procure for CAI the right to continue using the allegedly infringing 3M Software, replace it with a noninfringing item, modify it so it becomes noninfringing, or return the most currently-paid Annual Software License Fee and require CAI to return all copies of the allegedly infringing 3M Software to 3M and terminate this Agreement without further obligations or liability to CAI. THIS SECTION 6.2 STATES THE SOLE AND EXCLUSIVE REMEDY OF CAI FOR ANY ALLEGED INFRINGEMENT AND IS IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, IN REGARD THERETO.

6.3 Performance. 3M further represents and warrants that, so long as CAI has licensed the 3M Software from 3M on a continuous and uninterrupted basis from the Software Installation Date, and is using the then-current or immediately preceding 3M Software Update level, the 3M Software shall perform in substantial accordance with the Documents. Upon receipt of written notice from CAI that 3M Software fails to meet this warranty, 3M shall provide the Support Services set forth in Section 3.0 of this Agreement. In the event 3M is unable to remedy a breach of warranty in this Section 6.3, 3M’s sole obligation to CAI shall be to terminate this Agreement and to return a pro-rated portion of the current Annual Software License Fee upon receipt of all copies of the applicable 3M Software to CAI.

6.4 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6, 3M AND ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM TRADE USAGE OR COURSE OF DEALING.

7. LIMITATION OF LIABILITY

7.1 Lost Data or Information. NEITHER 3M NOR CAI SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OR DAMAGE RESULTING FROM LOST DATA OR INFORMATION. IN THE EVENT DATA OR INFORMATION IS LOST DUE TO ANY NEGLIGENT ACT OR OMISSIN BY A PARTY (THE “LIABLE PARTY”), OR DUE TO BREACH OF ANY WARRANTY, THE LIABLE PARTY’S SOLE LIABILITY AND THE OTHER PARTY’S SOLE REMEDY SHALL BE FOR THE LIABLE PARTY TO USE ITS BEST EFFORTS TO RECOVER THE LOST DATA OR INFORMATION AT NO CHARGE TO THE OTHER PARTY.

7.2 Excluded Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CIRCUMSTANCES FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR ECONOMIC LOSS BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY EVEN IF NOTICE HAS BEEN GIVEN OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE (EXCEPT FOR LOSS OF PROFITS OR REVENUE TO 3M ARISING FROM CAI’S FAILURE TO PAY AMOUNTS DUE UNDER THIS AGREEMENT, OR CAI’S BREACH OF SECTION 2), EQUIPMENT USE DATA OR INFORMATION OF ANY KIND.

7.3 Maximum Liability. THE MAXIMUM CUMULATIVE LIABILITY OF EITHER PARTY FOR ACTUAL DAMAGES FOR ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIMITED TO (i) THE SUM OF THE 3M SOFTWARE LICENSE FEES FOR THE INITIAL TERM OF THIS AGREEMENT, OR (ii) ONE MILLION DOLLARS ($1,000,000), WHICHEVER IS LESS. THE FOREGOING LIMITATION SHALL NOT APPLY TO LIABILITY ARISING FROM CAI’S FAILURE TO PAY AMOUNTS DUE UNDER THIS AGREEMENT, OR CAI’S BREACH OF SECTION 2.

8. TERM AND TERMINATION

8.1 Term and Termination. Subject to Section 8.2, this Agreement shall commence as of the Effective Date and remain in effect for a period of four (4) years (the “Term”) at which time this Agreement shall renew automatically for successive one year periods unless either party gives the other written notice of termination of this Agreement at least one (1) year prior to the expiration of the Term. Both parties agree to conduct a joint review of the Agreement at least one (1) year prior to the expiration of the Term. It is understood that either party may elect not to renew the Agreement for any reason, or no reason. Notwithstanding the foregoing, but subject to Section 8.2, either party may terminate this Agreement immediately upon the occurrence of any of the following events: (i) the other party fails to cure a breach of this Agreement within thirty (30) days after receiving written notification thereof, (ii) the other party institutes, or has instituted against it, proceedings under bankruptcy or insolvency laws, for corporate reorganization, receivership, dissolution or similar proceedings; (iii) the other party makes a general assignment for the benefit of creditors, or becomes insolvent; or (iv) the other party ceases to conduct business or to conduct the business relevant hereunder.

8.2 Obligations Upon Termination. Except as provided in Section 8.3, upon any termination of this Agreement, CAI shall immediately cease all further use of the 3M Software otherwise permitted by this Section 2, and shall (i) cease all further use of the 3M Software and, at 3M’s option, either return all copies of the 3M Software and Documents to 3M at CAI’s expense or destroy all copies of the 3M Software and Documents. CAI shall certify to 3M in writing that all copies have been returned or destroyed; (ii) pay all charges and fees outstanding (and no refund shall be due CAI for any charges or fees paid; (iii) return to 3M any security devices which 3M loaned to CAI. Sections 1, 2.1, 2.6, 3.6, 4, 7, and 9 shall survive any termination of this Agreement.

8.3 Limited Right to Use “As Is”. Should 3M elect not to renew this Agreement pursuant to Section 8.1, CAI shall have the right to continue to use the 3M Software on an “as is” basis, with no warranty nor right to maintenance or support from 3M, for the shorter time period of (i) the current tem of CAI’s contract(s) to provide Data Analysis Services to its clients (without any renewal thereof, even if provided for in such contract(s)), but only for those contracts that are in existence as of the date 3M gives CAI its written notice of non-renewal, or (ii) three (3) years (the “Tail Period”). CAI’s continued use of the 3M Software during the Tail Period is subject to CAI’s continued compliance with all of its obligations under this Agreement, including the payment of all Fees in accordance with the Exhibit 1 and Exhibit 2. In addition, should 3M elect not to renew this Agreement pursuant to Section 8.1, 3M agrees that it will not, for a period of two (2) years following such termination, solicit any CAI client to license APR-DRG or CRG-related software from 3M if such client has a contract for Data Analysis Services in existence with CAI as of the date of termination.

9. NOTICES

All notices, consents, approval and the like required to be given hereunder shall be given in writing by personal delivery or by certified or registered mail to CAI at 485 C Route One South, Iselin, NJ 08830-3037, Attention: PRESIDENT, or such other address as CAI may designate, and to 3M at 575 West Murray Blvd., Murray, UT 84123-4611, Attention: Contract Administration or at such other address as 3M may designate. Notice shall be deemed given upon such delivery or when so mailed, respectively.

10.0 GENERAL PROVISIONS

10.1 Effect of Agreement. This Agreement, and all Exhibits, embody the entire understanding between the parties and supersede any and all prior agreements, if any, whether written or oral, between the parties with respect to the subject matter of this Agreement only. All other agreements between the parties with respect to other matters shall remain in full force and effect according to their terms. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.2 Amendments and Purchase Orders. Except as otherwise provided herein, any amendment hereof must be in writing and signed by both parties. In connection with this Agreement, 3M may from time to time accept receipt of one or more purchase orders from CAI, may acknowledge such receipt by returning one or more acknowledgement copies, and may issue invoices against any such purchase order. Any such act by 3M is for CAI’s convenience only. The terms and conditions of this Agreement shall prevail over any conflicting or additional terms and conditions of any order or other document submitted by CAI at any time in connection with this Agreement. All such conflicting and additional terms and conditions are specifically rejected and do not form, and shall not form, any part of this Agreement.

10.3 Waiver and Modification. Any failure or delay by either party in exercising any right or remedy in one or more instances shall not prohibit a party from exercising it at a later time or from exercising any other right or remedy. No part of this Agreement may be waived, modified, or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by written instrument signed by officers of the parties.

10.4 Severability. The parties intend that the terms of this Agreement shall be enforced to the greatest extent permitted by applicable law. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held to be inoperative, unenforceable, or invalid by a court of competent jurisdiction in a particular case, such holding shall not render such provision invalid in any other case or render any of the other provisions of this Agreement inoperative, unenforceable, or invalid.

10.5 Interpretation, Priority. The headings and captions contained in this Agreement are for convenience only and shall not constitute a part hereof. In the event of any conflict between a provision of this Agreement, any Schedule or Exhibit thereto, or a Document, such conflict shall be resolved in the following order of priority unless specifically stated otherwise (governing provision stated first); terms and conditions of this Agreement, Schedule, Exhibit, and Document.

10.6 Assignment.  This Agreement is binding on successors and assigns of the parties. Neither this Agreement nor any part or portion hereof shall be assigned, sublicensed, or otherwise transferred by CAI without 3M’s prior written consent.

10.7 Force Majeure. Neither party shall be responsible for failure to comply with this Agreement due to causes beyond its reasonable control such as acts of God, acts of any government, war or other hostility, fire, explosion, power failure, equipment failure, industrial or labor dispute, inability to obtain necessary supplies and the like.

10.8 Announcements. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld: (a) divulge the terms of this Agreement to any third party; (b) publicly announce the existence of the Agreement or the relationship between the parties; or (c) advertise or release any publicity regarding this Agreement; provided, however, that either party may make disclosures necessary for merger and acquisition activity or as required by law.

10.9 Governing Law.The performance and interpretation of this Agreement shall be governed by the laws of the State of Minnesota (without giving effect to its conflicts of laws doctrine), and the parties hereby agree that any action arising out of or relating to this Agreement, its making, performance, enforcement or breach will be exclusively venued within the state or federal court situated within the State of Minnesota. The parties consent and submit themselves to the personal jurisdiction of said courts for all such purposes.

10.10 No Relationship. The parties shall be independent contractors hereunder and nothing in this Agreement shall be construed to imply or create a joint venture, partnership or principal-agent relationship between the parties. Neither party shall have any right, power or authority to act or create any obligation on behalf of the other party. Except as specifically provided herein, each party shall bear its own costs and expenses.

IN WITNESS WHEREOF, the parties’ duly authorized representatives have signed this Agreement.

CARE ADVANTAGE, INC.	3M COMPANY

By: /S/	By: /S/

Name: Alan Fontes Title: Vice President, Client Services Date: April 14, 2003	Name: Tom Anastasio Title: Provider Market Director Date: April 8, 2003

EXHIBIT 1

Installation and Training

Installation and Training

CAI must choose from the following Installation and Training (I&T) options for any newly licensed 3M Software products. Note: the minimum required I&T is phone-based I&T:

Phone-based	$* * per copy of 3M Software per CAI contact

WebEx-based	$* *per copy of 3M Software (up to five lines)

On-site (includes travel)	$* * per copy of 3M Software (up to eight students)

*These prices are subject to change upon ninety (90) days advance written notice to CAI.

EXHIBIT 2
Software License Fees
Managed Care Plans and Integrated Delivery Systems

Initial Assessment Fee: (May be applied toward “Annual Data Analysis Service Fees” for CAI clients that commit to an annual agreement)

APR-DRG Grouper Plus Software	$* (Per Engagement. Maximum three months.)

CRG Software	$* (per engagement. Maximum three months.)

CRG & APR-DRG Grouper Plus Software	$* (Per engagement. Maximum three months.)

Comparative Norms	$* per data set per year (Unlimited use.)

Annual Data Analysis Service Fees (Per Client):

ADR-DRG Grouper Plus	Calculated on a per CAI client Per Member Pre Month (PMPM)** price and volume multiplier basis using the following formula:

$* PMPM X Covered Lives X APR-DRG Volume Multiplier*

Total Covered Lives	APR-DRG Volume Multiplier
0 - 100,00	*
100,001 - 250,000	*
250,001 - 500,000	*
500,001 - 750,000	*
750,001 - 1,000,000	*
1,000,001 - 2,000,000	*
2,000,001 - 3,000,000	*
3,000,001 - 5,000,000	*
5,000,001 - 6,000,000	*
6,000,001 - 7,000,000	*
7,000,001 - 9,000,000	*
9,000,001 - 12,000,000	*
Over 12,000,000	*

CRG Software	Calculated on a per CAI client Per Member Per Month (PMPM) price and volume multiplier basis using the following formula:

$* PMPM X covered Lives X CRG Volume Multiplier*

Total Covered Lives	CRG Volume Multiplier
100,000 - 1,500,000	*
1,500,001 - 2,000,000	*
2,000,001 - 2,500,000	*
2,500,001 - 3,000,000	*
3,000,001 - 3,500,000	*
3,500,001 - 4,000,000	*
4,000,001 - 4,500,000	*
4,500,001 - 5,000,000	*
Over 5,000,000	*

* Although fees are quoted on a PMPM basis, this rate will be available only to those Managed Care Plans or Integrated Delivery Systems (IDSs) agreeing to purchase annual services.

** Per Member Per Year (PMPY) equals Per Member Per Month (PMPM) times 12 (twelve).

EXHIBIT 3
Software License Fees
Healthcare Providers

Annual Data Analysis Service Fees (WITHOUT Patient Detail):

APT-DRG Grouper Plus Software	$* per Provider Facility.

Annual Data Analysis Service Fees (WITH Patient Detail):

APR-DRG Grouper Plus Software

Total Hospitals	Price per Provider Facility
1 - 25	$*
26 - 50	$*
51 - 75	$*
76 - 100	$*
100+	$*